Exhibit 4.1
Execution Copy
$700,000,000,
NABORS INDUSTRIES, INC.
5.0% SENIOR NOTES DUE 2020
GUARANTEED BY NABORS INDUSTRIES LTD.
PURCHASE AGREEMENT
UBS SECURITIES LLC
CITIGROUP GLOBAL MARKETS INC.
DEUTSCHE BANK SECURITIES INC.
MIZUHO SECURITIES USA INC.
BANC OF AMERICA SECURITIES LLC
MORGAN STANLEY & CO. INCORPORATED
HSBC SECURITIES (USA) INC.
PNC CAPITAL MARKETS LLC
SCOTIA CAPITAL (USA) INC.
September 9, 2010

September 9, 2010
UBS SECURITIES LLC
CITIGROUP GLOBAL MARKETS INC.
DEUTSCHE BANK SECURITIES INC.
MIZUHO SECURITIES USA INC.
As representatives of the Initial
Purchasers named in Schedule A
Hereto
c/o
UBS Securities LLC
677 Washington Boulevard
Stamford, CT 06901
CITIGROUP GLOBAL MARKETS INC.
388 Greenwich Street
New York, New York 10013
Dear Sirs and Mesdames:
     Nabors Industries, Inc., a Delaware corporation (the “Company”), proposes, upon the terms and conditions set forth in this agreement (the “Agreement”), to issue and sell to the several initial purchasers named in Schedule A hereto (the “Initial Purchasers”) $700,000,000 aggregate principal amount of its 5.0% Senior Notes due 2020 (the “Notes”) to be issued pursuant to the provisions of an Indenture to be dated as of the Closing Date (as defined below) (the “Indenture”) among the Company, the Guarantor (as defined below), Wilmington Trust Company, as Trustee (the “Trustee”) and Citibank, N.A., as Securities Administrator (the “Securities Administrator”). The Notes will be fully and unconditionally guaranteed (the “Guarantees”) by Nabors Industries Ltd., a Bermuda exempted company (the “Guarantor”). The Notes and the Guarantees are hereinafter collectively referred to as the “Securities.”
     The Securities will be offered by the Initial Purchasers without being registered under the Securities Act of 1933, as amended (the “Securities Act”), (i) to persons whom the Initial Purchasers reasonably believe to be qualified institutional buyers in compliance with the exemption from registration provided by Rule 144A of the Securities Act (“Rule 144A”), and (ii) to certain persons who are not U.S. Persons (as defined in Regulation S promulgated under the Securities Act (“Regulation S”))(such persons, “Non-U.S. Persons”) in offshore transactions in reliance on Regulation S.
     The Initial Purchasers and their direct and indirect transferees will be entitled to the benefits and subject to the obligations of a Registration Rights Agreement to be dated the Closing Date (as defined below) among the Company, the Guarantor and the Initial Purchasers (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, the Company and the Guarantor will agree to file with the U.S. Securities and Exchange

Commission (the “Commission”) under the circumstances set forth therein, a registration statement or an amendment thereto under the Securities Act relating to the Company’s 5.0% Senior Notes due 2020 (the “Exchange Notes”) and the Guarantor’s Exchange Guarantees (the “Exchange Guarantees”) to be offered in exchange for the Notes and the Guarantees (the “Exchange Offer”).
     In connection with the sale of the Securities, the Company has prepared and delivered to the Initial Purchasers a preliminary offering memorandum, dated “subject to completion, dated September 8, 2010” (together with any exhibits thereto and the documents incorporated by reference therein, the “Offering Memorandum”) and has prepared and delivered a pricing supplement (the “Pricing Supplement”) dated September 9, 2010, in the form attached hereto as Schedule I, describing the terms of the Securities, the terms of the offering and the Company and the Guarantor, each for use by the Initial Purchasers in connection with their solicitation of offers to purchase the Securities. As used herein, “Disclosure Package” shall mean the Offering Memorandum, as supplemented by the Pricing Supplement and any written communications (as defined in Rule 405 under the Securities Act) authorized for use under Section 6(j), each in the most recent form that has been prepared and delivered by the Company to the Initial Purchasers in connection with their solicitation of offers to purchase the Securities as of the Applicable Time. “Applicable Time” means 9:15 A.M. (New York time) on September 9, 2010. Promptly after the Applicable Time and in any event no later than the Closing Date (as defined in Section 4), the Company will prepare and deliver to the Initial Purchasers a final offering memorandum (the “Final Memorandum”), which will consist of the Offering Memorandum with only such changes therein as are required to reflect the information contained in the Pricing Supplement. The Offering Memorandum and the Final Memorandum are each sometimes referred to herein as a “Memorandum.” As used herein (including the schedule and annexes hereto), the term “Memorandum” shall include in each case the documents incorporated by reference therein. The terms “supplement”, “amendment” and “amend” as used herein with respect to the Memorandum shall include all documents deemed to be incorporated by reference in the Memorandum that are filed subsequent to the date of the Memorandum with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
     1. Representations and Warranties. The Guarantor and the Company, jointly and severally, represent and warrant to, and agree with each of the Initial Purchasers as of the Applicable Time and as of the Closing Date that:
     (a) (i) Each document filed or to be filed pursuant to the Exchange Act and incorporated by reference in the Memorandum complied or will comply when so filed in all material respects with the Exchange Act and the applicable rules and regulations of the Commission thereunder, and (ii) as of its date the Offering Memorandum did not contain, as of the Applicable Time the Disclosure Package did not or will not contain, and on and as of the Closing Date, the Disclosure Package and the Final Memorandum will not contain, any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the representations and warranties set forth in this paragraph do not apply to statements or omissions in the Disclosure Package or the Final Memorandum based upon information relating to the Initial Purchasers furnished to the Company in writing by the Initial

Purchasers expressly for use therein, it being understood and agreed that the only such information is that described in Section 8(b).
     (b) Each of the Guarantor and the Company has been duly incorporated, organized or formed, is validly existing as a Bermuda exempted company and Delaware corporation, respectively, in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own its property and to conduct its business as described in the Offering Memorandum and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Guarantor and its subsidiaries, taken as a whole (a “Material Adverse Effect”).
     (c) Each Significant Subsidiary (as defined below) has been duly organized, is validly existing as a corporation or limited partnership in good standing under the laws of the jurisdiction of its organization, has the corporate or limited partnership power and authority to own its property and to conduct its business to the extent described in the Offering Memorandum and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect. All of the issued shares of capital stock (or limited partnership interests) of each Significant Subsidiary have been duly and validly authorized and issued, are fully paid and non-assessable and are owned by the Guarantor, directly or indirectly, free and clear of all liens, encumbrances, equities or claims other than any liens, encumbrances, equities or claims in favor of the Guarantor or another Significant Subsidiary. “Significant Subsidiaries” shall mean the Company, Nabors International Finance Inc., Nabors Drilling USA, LP, Nabors Diamond Holdings, Inc., Yellow Deer Investments Corp., Nabors Holding Company, Nabors International Management Limited., Nabors Drilling International Limited, Nabors Drilling International II Limited., Nabors Well Services Co., Nabors Global Holdings Limited, Nabors Global Holdings II Limited, Nabors Red Lion Limited, Nabors Blue Shield Ltd., Nabors Lux Finance 1 S.à.r.l., Nabors Lux Finance 2 S.à.r.l., Nabors Finance Holdings S.à.r.l. and Nabors Hungary Kft.
     (d) This Agreement has been duly authorized, executed and delivered by the Company and the Guarantor and is a valid and binding agreement of, each of the Company and the Guarantor, enforceable in accordance with its respective terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and general principles of equity and implied covenants of good faith and fair dealing.
     (e) The outstanding capital stock of the Company is indirectly owned by the Guarantor, free and clear of all liens, encumbrances, equities or claims other than any liens, encumbrances, equities or claims in favor of the Guarantor or a Significant Subsidiary.

     (f) The issuance of the Securities has been duly authorized and, when the Notes have been executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Initial Purchasers in accordance with the terms of this Agreement, the Securities will be valid and binding obligations of the Company and the Guarantor, as the case may be, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium, fraudulent conveyance or similar laws affecting creditors’ rights generally, general principles of equity and implied covenants of good faith and fair dealing, and will be entitled to the benefits of the Indenture and the Registration Rights Agreement.
     (g) The issuance of the Exchange Notes has been duly authorized and, when the Exchange Notes have been executed and authenticated in accordance with the provisions of the Indenture and delivered as contemplated in the Registration Rights Agreement, will be valid and binding obligations of the Company enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, moratorium, fraudulent conveyance or similar laws affecting creditors’ rights generally, general principles of equity and implied covenants of good faith and fair dealing.
     (h) The issuance of the Exchange Guarantees has been duly authorized and, upon the due execution and authentication of the Exchange Notes in accordance with the Indenture and the issuance and delivery of the Exchange Notes in the Exchange Offer contemplated by the Registration Rights Agreement, will be valid and binding obligations of the Guarantor enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, moratorium, fraudulent conveyance or similar laws affecting creditors’ rights generally, general principles of equity and implied covenants of good faith and fair dealing.
     (i) Each of the Indenture and the Registration Rights Agreement has been duly authorized and, on or prior to the Closing Date will have been, executed and delivered by, and, assuming due authorization, execution and delivery of the Indenture by the Trustee and the Securities Administrator and of the Registration Rights Agreement by the Initial Purchasers will be a valid and binding agreement of, the Company and the Guarantor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and general principles of equity and implied covenants of good faith and fair dealing and except as rights to indemnification and contribution may be limited under applicable law.
     (j) The execution and delivery by the Company and the Guarantor of, and the performance by the Company and the Guarantor of their respective obligations under, this Agreement, the Indenture, the Registration Rights Agreement, the Securities, the Exchange Notes and the Exchange Guarantees (the “Transaction Documents”) will not contravene any provision of (i) applicable law or the restated certificate of incorporation, as amended, or by-laws, as amended, of the Company, the Memorandum of Association or Bye-laws, as amended, of the Guarantor or (ii) any agreement or other instrument binding upon the Guarantor, the Company or any of the Significant Subsidiaries that is material to the Guarantor and its subsidiaries, taken as a whole, or, (iii) to the knowledge of the Guarantor or the Company, any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Guarantor, the Company or any Significant Subsidiary, except, in the cases of clauses (ii) and (iii) above, for any such default or violation that would not, individually or in the aggregate, have a Material Adverse Effect.
     (k) There are no material legal or governmental proceedings pending or, to the knowledge of the Guarantor or the Company, threatened to which the Company or any of the Significant Subsidiaries is a party or to which any of the properties of the Guarantor or the Company or any of their subsidiaries is subject other than proceedings accurately described in all material respects in the Offering Memorandum and proceedings that would not have a Material Adverse Effect or material adverse effect on the power or ability of the Guarantor or the Company to perform its obligations under this Agreement, the Indenture, the Registration Rights Agreement, the Securities, the Exchange Notes or the Exchange Guarantees or to consummate the transactions contemplated by the Offering Memorandum.
     (1) None of the Company, the Guarantor nor any affiliate (as defined in Rule 501(b) of Regulation D under the Securities Act, an “Affiliate”) of the Company or the Guarantor has directly, or through any agent, (i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which is or will be integrated with the sale of the Securities in a manner that would require the registration under the Securities Act of the Securities, (ii) engaged in any form of general solicitation or general advertising in connection with the offering of the Securities (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act or (iii) engaged in any directed selling efforts within the meaning of Regulation S, and all such persons have complied with the offering restrictions requirement of Regulation S.
     (m) Assuming the accuracy of the representations and warranties of the Initial Purchasers in Section 7 and their compliance with the agreements set forth therein, it is not necessary in connection with the offer, sale and delivery of the Securities to the Initial Purchasers in the manner contemplated by this Agreement to register the Securities under the Securities Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended.
     (n) The Securities satisfy the requirements set forth in Rule 144A(d)(3) under the Securities Act.
     (o) Neither the Company nor the Guarantor is, and after giving effect to the offering and sale of the Notes and the application of the proceeds thereof as described in the Disclosure Package and the Final Memorandum neither will be, an “investment company” as defined in the Investment Company Act of 1940.
     (p) Other than the Offering Memorandum, the Disclosure Package and the Final Memorandum, neither the Company nor the Guarantor (including their respective agents and representatives, other than the Initial Purchasers in their capacity as such) has made, used or prepared, authorized, approved or referred to nor will they prepare, make, use, authorize, approve or refer to any written communication that constitutes an offer to sell or solicitation of an offer to buy the Securities.
     2. Agreements to Sell and Purchase. The Company hereby agrees to sell to the Initial Purchasers, and the Initial Purchasers, upon the basis of the representations and warranties herein contained, but subject to the conditions hereinafter stated, agree, severally and not jointly, to purchase from the Company the principal amount of Notes set forth opposite such Initial Purchaser’s name on Schedule A hereto at a purchase price of 98.914% of the principal amount thereof plus accrued interest thereon from September 14, 2010 (the “Purchase Price”).
     The Company and the Guarantor hereby agree that, without the prior written consent of the Initial Purchasers, they will not, during the period beginning on the date hereof and continuing to and including the Closing Date, offer, sell, contract to sell or otherwise dispose of any debt of the Company or warrants to purchase debt of the Company in each case of a type substantially similar to the Securities (other than the sale of the Securities under this Agreement and the exchange of the Securities for the Exchange Notes and the Exchange Guarantees in connection with the Exchange Offer).
     3. Terms of Offering. You have advised the Company and the Guarantor that the Initial Purchasers will make an offering of the Securities to be purchased by the Initial Purchasers hereunder on the terms set forth in this Agreement and the Offering Memorandum.
     4. Payment and Delivery. Payment of the Purchase Price for the Notes shall be made to the Company in Federal or other funds immediately available in New York City against delivery of such Notes for the account of the Initial Purchasers at 10:00 a.m., New York City time, on September 14, 2010, or at such other time on the same or such other date, as shall hereafter be agreed upon by the Company and the Initial Purchasers. The time and date of such payment are hereinafter referred to as the “Closing Date.”
     Delivery of the Notes shall be made through the facilities of The Depository Trust Company (“DTC”) pursuant to its Full-Fast Delivery Program unless the Initial Purchasers shall otherwise instruct, and Notes sold by the Initial Purchasers in reliance on Rule 144A or Regulation S shall be represented by one or more global certificates.
     5. Conditions to the Initial Purchasers’ Obligations. The obligations of the several Initial Purchasers to purchase and pay for the Notes and related Guarantees on the Closing Date are subject to the following conditions:
     (a) Subsequent to the execution and delivery of this Agreement and prior to the Closing Date:
          (i) There shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading, below Baa2(Negative) from Moody’s Investors Service, Inc., BBB(Stable) from Standard and Poor’s Ratings Services and BBB+ (Negative) from Fitch Inc., in the senior unsecured rating accorded the Company or the Guarantor or any of the Company’s or the Guarantor’s senior unsecured securities or in the rating outlook for the Company or the Guarantor by any

“nationally recognized statistical rating organization,” as such term is defined for purposes of Rule 436(g)(2) under the Securities Act; and
          (ii) There shall not have occurred any change, or any development involving a prospective change, in the financial position, or in the earnings, business or operations of the Guarantor and its subsidiaries, taken as a whole, from that set forth in the Offering Memorandum (exclusive of any amendments or supplements thereto subsequent to the date of this Agreement) that, in your judgment, is material and adverse and that makes it, in your judgment, impracticable to market the Securities on the terms and in the manner contemplated in the Offering Memorandum.
     (b) The Initial Purchasers shall have received on the Closing Date a certificate, dated the Closing Date and signed by an executive officer of each of the Company, with respect to the Company, and the Guarantor, with respect to the Guarantor, to the effect set forth in Section 5(a) and to the effect that the representations and warranties of the Company and the Guarantor contained in this Agreement are true and correct as of the Closing Date and that each of the Company and the Guarantor has complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied hereunder on or before the Closing Date.
     The officer signing and delivering such certificate may rely upon the best of his or her knowledge as to proceedings threatened.
     (c) The Company and the Guarantor shall have furnished to the Initial Purchasers the opinion of Laura W. Doerre, Vice President and General Counsel of Nabors Corporate Services, Inc., dated the Closing Date, substantially to the effect set forth on Annex 5(c) hereto. In giving such opinion, such counsel may rely as to matters of fact, to the extent such counsel deems proper, on certificates of responsible officers of the Company or the Guarantor and the Significant Subsidiaries and of public officials. Such opinion may be relied upon only by the Initial Purchasers in connection with the transactions contemplated by this Agreement, and may not be used or relied upon by the Initial Purchasers for any other purpose, or by any other person, firm, corporation or entity for any purpose whatsoever, without the prior written consent of such counsel. Such opinion may be limited to the laws of the State, of Texas and the corporation, limited partnership and limited liability company statutes of the State of Delaware.
     (d) The Company and the Guarantor shall have furnished to the Initial Purchasers the opinion of Milbank, Tweed, Hadley & McCloy LLP, special United States counsel for the Company and the Guarantor, dated the Closing Date, substantially to the effect set forth on Annex 5(d) hereto.
     In rendering their opinions pursuant to this Section 5(d), such counsel may rely, to the extent deemed advisable by such counsel, (i) as to factual matters on certificates of officers of the Company or the Guarantor and (ii) upon certificates of public officials. Such counsel shall state that such counsel has reviewed the Disclosure Package and the Final Offering Memorandum prepared by the Company and the Guarantor, as well as certain corporate records and documents furnished to such counsel by the Company and the Guarantor and such counsel has participated in discussions with representatives of the Company and the Guarantor, counsel to the Company and counsel to the Initial Purchasers regarding the contents of the Disclosure Package and the Final Offering Memorandum and related matters; such counsel shall also state that the purpose of their professional engagement was not to establish or confirm factual matters set forth in the Disclosure Package or the Final Offering Memorandum and they have not undertaken to verify independently any of such factual matters and that moreover, many of the determinations required to be made in the preparation of the Disclosure Package and the Final Offering Memorandum involve matters of a non-legal nature; and that accordingly, they are not passing upon and do not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Disclosure Package and the Final Offering Memorandum and shall make no representation that they have independently verified the accuracy, completeness or fairness of such statements, except as stated in paragraphs 2, 3, and 11 of Annex 5(d).
     Such counsel shall also state that on the basis of and subject to the foregoing that they confirm that nothing has come to such counsel’s attention that causes such counsel to believe that: (i) the Disclosure Package as of the Applicable Time and at the Closing Date contained or contains or (ii) the Final Offering Memorandum, as of its date and at the Closing Date, contained or contains, an untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading (it being understood that such counsel need not comment in respect to (i) or (ii) above with respect to the financial statements and other financial information contained or incorporated by reference in the Disclosure Package or the Final Offering Memorandum).
     Such opinion shall be limited to the laws of the State of New York, the Federal laws of the United States and the General Corporation Law of the State of Delaware. Such opinion shall be rendered as of the Closing Date only in connection with this Agreement and will be solely for the benefit of the Initial Purchasers, and may not be relied upon, nor shown to or quoted from, for any other purpose, or to any other person, firm or corporation.
     (e) The Company and the Guarantor shall have furnished to the Initial Purchasers the opinion of Appleby, special counsel for the Guarantor, dated the Closing Date, in the form set forth on Annex 5(e) hereto. Such opinion shall be limited to the laws of Bermuda. Such opinion shall be rendered as of the Closing Date only in connection with the Agreement and will be solely for the benefit of the Initial Purchasers, and may not be relied upon, nor shown to or quoted from, for any other purpose, or to any other person, firm or corporation.
     (f) The Initial Purchasers shall have received from Vinson & Elkins L.L.P., counsel for the Initial Purchasers, such opinion or opinions, dated the Closing Date, with respect to the issuance and sale of the Securities, the Disclosure Package, the Final Memorandum and other related matters as the Initial Purchasers may reasonably require, and the Company and the Guarantor shall have furnished to such counsel such documents as such counsel reasonably requests for the purpose of enabling such counsel to pass upon such matters.
     (g) The Initial Purchasers shall have received on the date of the Applicable Time and on the Closing Date letters, dated the date of the Applicable Time and Closing Date, respectively, in form and substance satisfactory to the Initial Purchasers, from PricewaterhouseCoopers LLP, independent public accountants, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in or incorporated by reference into each Memorandum; provided that the letter delivered on the Closing Date shall use a “cut-off date” not earlier than the date hereof.
     6. Covenants of the Company and the Guarantor. In further consideration of the agreements of the Initial Purchasers contained in this Agreement, the Company and the Guarantor, jointly and severally, covenant with the Initial Purchasers as follows:
     (a) To furnish to the Initial Purchasers in New York City, without charge, prior to 10:00 a.m. New York City time on September 14, 2010 and during the period mentioned in Section 6(c), as many copies of the Disclosure Package, the Memorandum, any documents incorporated by reference therein and any supplements and amendments thereto as the Initial Purchasers may reasonably request.
     (b) Before amending or supplementing the Disclosure Package or the Memorandum, to furnish to the Initial Purchasers a copy of each such proposed amendment or supplement and not to use any such proposed amendment or supplement to which the Initial Purchasers reasonably object.
     (c) If, during such period after the date hereof and prior to the date on which all of the Securities shall have been sold by the Initial Purchasers, any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Disclosure Package or the Memorandum in order to make the statements therein, in the light of the circumstances when the Disclosure Package or the Memorandum is delivered to a purchaser, not misleading, or if, in the opinion of counsel for the Initial Purchasers, it is necessary to amend or supplement the Disclosure Package or the Memorandum to comply with applicable law, forthwith to prepare and furnish, at its own expense, to the Initial Purchasers, either amendments or supplements to the Disclosure Package or the Memorandum so that the statements in the Disclosure Package or the Memorandum as so amended or supplemented will not, in the light of the circumstances when the Disclosure Package or the Memorandum is delivered to a purchaser, be misleading or so that the Disclosure Package or the Memorandum, as amended or supplemented, will comply with applicable law.
     (d) To endeavor to qualify the Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions as the Initial Purchasers shall reasonably request; provided, however that neither the Company nor the Guarantor shall be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.
     (e) Whether or not the transactions contemplated in this Agreement are consummated or this Agreement is terminated, to pay or cause to be paid all expenses incident to the performance of their respective obligations under this Agreement, including: (i) the fees, disbursements and expenses of the Company’s and the Guarantor’s counsel and the Company’s and the Guarantor’s accountants in connection with the issuance and sale of the Securities and all other fees or expenses of the Company and the Guarantor in connection with the preparation of the Disclosure Package and the Memorandum and all amendments and supplements thereto, including all printing costs associated therewith, and the delivery of copies thereof to the Initial Purchasers, in the quantities herein above specified, (ii) all costs and expenses related to the issuance, transfer and delivery of the Securities to the Initial Purchasers, including any transfer or other taxes payable thereon, (iii) the cost of printing or producing any blue sky or legal investment memorandum in connection with the offer and sale of the Securities under state securities laws and all expenses in connection with the qualification of the Securities for offer and sale under state securities laws as provided in Section 6(d) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Initial Purchasers in connection with such qualification and in connection with the Blue Sky or legal investment memorandum, (iv) any fees charged by rating agencies for the rating of the Securities, (v) the costs and charges of the Trustee and any transfer agent, registrar or depositary, and (vi) all other costs and expenses incident to the performance of the obligations of the Company and the Guarantor hereunder for which provision is not otherwise made in this Section. It is understood, however, that except as provided elsewhere in this Agreement, the Initial Purchasers will pay all of their costs and expenses, including fees and disbursements of their counsel, transfer taxes payable upon resale of any of the Securities by them and any advertising expenses connected with any offers they may make.
     (f) Neither the Guarantor nor any Affiliate of the Guarantor will sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) which could be integrated with the sale of the Securities in a manner that would require the registration under the Securities Act of the Securities.
     (g) Not to solicit any offer to buy or offer or sell the Securities by means of any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.
     (h) While any of the Securities remain “restricted securities” within the meaning of the Securities Act, to make available, upon request, to any seller of such Securities the information specified in Rule 144A(d)(4) under the Securities Act, unless the Guarantor is then subject to Section 13 or 15(d) of the Exchange Act.
     (i) Until the issuance of the Exchange Notes or the effectiveness of the shelf registration statement contemplated by the Registration Rights Agreement, the Guarantor

will not, and will not permit any of its affiliates (as defined in Rule 144 under the Securities Act) to resell any of the Securities which constitute “restricted securities” under Rule 144 that have been reacquired by any of them.
     (j) Before using, authorizing, approving or referring to any written communication that constitutes an offer to sell or a solicitation to buy the Notes or the Guarantees (other than the Disclosure Package and the Final Memorandum), the Company will furnish to the Initial Purchasers a copy of such written communication for review and will not use, authorize, approve or refer to any such written communication to which the Initial Purchasers reasonably object.
     7. Offering of Securities; Restrictions on Transfer. (a) Each Initial Purchaser, severally and not jointly, represents, warrants and agrees that (i) it is a qualified institutional buyer as defined in Rule 144A under the Securities Act (a “QIB”), and an “accredited investor” within the meaning of Rule 501 under the Securities Act, (ii) it has not solicited offers for, or offered or sold, and will not solicit offers for, or offer or sell, such Securities by any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act, (iii) it will solicit offers for such Securities only from, and will offer such Securities only to, persons that it reasonably believes to be QIBs in transactions pursuant to Rule 144A and in connection with each such sale, it has taken or will take reasonable steps to ensure that such sale is being made in reliance on Rule 144A and (iv) it will solicit offers outside the United States only from, and will offer such Securities only to, certain persons who are not U.S. Persons in offshore transactions in reliance on Regulation S. Each Initial Purchaser will comply with all applicable laws and regulations in each jurisdiction in which it acquires, offers, sells or delivers Securities or has in its possession or distributes the Disclosure Package or the Memorandum or any such other material, in all cases at its own expense, except as provided in Section 6(e).
     (b) Each Initial Purchaser acknowledges and agrees that the Company and, for the purposes of the opinions to be delivered to the Initial Purchasers pursuant to Sections 5(c), 5(d), 5(e) and 5(f), counsel for the Company, counsel for the Guarantor and counsel for the Initial Purchasers, respectively, may rely upon the accuracy of the representations and warranties of such Initial Purchaser, and compliance of such Initial Purchaser with its agreements, contained in paragraph 7(a) above, and such Initial Purchaser hereby consents to such reliance.
     8. Indemnity and Contribution. (a) The Company and the Guarantor, jointly and severally, agree to indemnify and hold harmless each Initial Purchaser, the respective officers and directors of the Initial Purchasers, and each person, if any, who controls any Initial Purchaser within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact contained in the Offering Memorandum, the Disclosure Package, the Final Memorandum, or in any amendment or supplement thereto, or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein in the light of the circumstances under which they were made not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information furnished to the Company in writing by the Initial Purchasers expressly for use therein, it being understood and agreed that the only information furnished by any such Initial Purchaser consists of the information described in Section 8(b);
     (b) Each Initial Purchaser, severally and not jointly, agrees to indemnify and hold harmless the Company, its directors, its officers, the Guarantor, its directors, its officers and each other person, if any, who controls the Company or the Guarantor within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company and the Guarantor to the Initial Purchasers, but only with reference to information relating to the Initial Purchasers furnished in writing by the Initial Purchasers to the Company expressly for use in the Offering Memorandum, the Disclosure Package or the Final Memorandum or any amendments or supplements thereto, it being understood and agreed that the only information furnished by any such Initial Purchaser consists of the following information in the Offering Memorandum: the ninth (first sentence only) and tenth paragraphs under the caption “Plan of Distribution.”
     (c) In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 8(a) or 8(b), such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding; but the omission so to promptly notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under such subsection provided that the party entitled to be so notified is not prejudiced by such delay to promptly notify. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred. Such firm shall be designated in writing by the Initial Purchasers, in the case of parties indemnified pursuant to Section 8(a), and by the Guarantor, in the case of parties indemnified pursuant to Section 8(b). The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the second and third sentences of this paragraph, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement (i) includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding, and (ii) does not include an admission of fault, culpability or a culpable failure to act, by or on behalf of an indemnified party.
     (d) To the extent the indemnification provided for in Section 8(a) or 8(b) is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company or the Guarantor on the one hand and the Initial Purchasers on the other hand from the offering of the Notes or (ii) if the allocation provided by clause 8(d)(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause 8(d)(i) above but also the relative fault of the Company or the Guarantor on the one hand and of the Initial Purchasers on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company or the Guarantor on the one hand and the Initial Purchasers on the other hand in connection with the offering of the Notes shall be deemed to be in the same respective proportions as the net proceeds from the offering of the Notes (before deducting expenses) received by the Company and the total discounts and commissions received by the Initial Purchasers, in each case as set forth in the Offering Memorandum or herein, bear to the aggregate offering price of the Notes. The relative fault of the Company or the Guarantor on the one hand and of the Initial Purchasers on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and the Guarantor or by the Initial Purchasers, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
     (e) The Company, the Guarantor and the Initial Purchasers agree that it would not be just or equitable if contribution pursuant to this Section 8 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 8(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in Section 8(d) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 8, no Initial Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Notes resold by it in the initial placement of such Notes were offered to investors exceeds the amount of any damages that such Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The remedies provided for in this Section 8 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity. The Initial Purchasers’ obligations to contribute pursuant to this Section 8 are several in proportion to the respective principal amount of Notes they have agreed to purchase hereunder and not joint.
     (f) The indemnity and contribution provisions contained in this Section 8 and the representations, warranties and other statements of the Company or the Guarantor contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any Initial Purchaser or any person controlling any Initial Purchaser or by or on behalf of the Company, its officers or directors, the Guarantor, its officers or directors or any other person controlling the Company or the Guarantor and (iii) acceptance of and payment for any of the Notes.
     9. Termination. This Agreement shall be subject to termination by notice given by the Initial Purchasers to the Company and the Guarantor, if (a) after the execution and delivery of this Agreement and prior to the Closing Date (i) trading generally shall have been suspended or materially limited on or by, as the case may be, either the New York Stock Exchange or The NASDAQ Stock Market LLC, or settlement of trading shall have been materially disrupted, (ii) trading of any securities of the Guarantor shall have been suspended on any exchange or in any over-the-counter market, (iii) a general moratorium on commercial banking activities in New York shall have been declared by either Federal or New York State authorities or (iv) there shall have occurred any outbreak or escalation of hostilities (including without limitation an act of terrorism) or any change in financial markets or any calamity or crisis that, in your judgment, is material and adverse to the financial markets generally and (b) in the case of any of the events specified in clauses 9(a)(i) through 9(a)(iv), such event, singly or together with any other such event, makes it, in your judgment, impracticable to market the Securities on the terms and in the manner contemplated by this Agreement and the Offering Memorandum.
     10. Default by an Initial Purchaser. If any one or more Initial Purchasers shall fail to purchase and pay for any of the Notes agreed to be purchased by such Initial Purchaser hereunder and such failure to purchase shall constitute a default in the performance of its or their obligations under this Agreement, the remaining Initial Purchasers shall be obligated severally to take up and pay for (in the respective proportions that the principal amount of Notes set forth opposite their names in Schedule A hereto bears to the aggregate principal amount of Notes set forth opposite the names of all the remaining Initial Purchasers) the Notes that the defaulting Initial Purchaser or Initial Purchasers agreed but failed to purchase; provided, however, that in the event that the aggregate principal amount of Notes that the defaulting Initial Purchaser or Initial Purchasers agreed but failed to purchase shall exceed 10% of the aggregate principal amount of Notes set forth in Schedule A hereto, the remaining Initial Purchasers shall have the right to purchase all, but shall not be under any obligation to purchase any, of the Notes, and if such nondefaulting Initial Purchasers do not purchase all the Notes, this Agreement will terminate without liability to any nondefaulting Initial Purchaser or the Company. In the event of a default by any Initial Purchaser as set forth in this Section 10, the Closing Date shall be postponed for such period, not exceeding five business days, as the Initial Purchasers shall determine in order that the required changes in the Final Memorandum or in any other documents or arrangements may be effected. Nothing contained in this Agreement shall relieve any defaulting Initial Purchaser of its liability, if any, to the Company or any nondefaulting Initial Purchaser for damages occasioned by its default hereunder.
     11. Effectiveness; Expense Reimbursement. This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.
     If this Agreement shall be terminated by the Initial Purchasers because of any failure or refusal on the part of the Company or the Guarantor to comply with the terms or to fulfill any of the conditions of this Agreement, or if for any reason the Company or the Guarantor shall be unable to perform its obligations under this Agreement, the Company will reimburse the Initial Purchasers for all out-of-pocket expenses (including the fees and disbursements of their counsel up to a maximum of $100,000) reasonably incurred by the Initial Purchasers in connection with this Agreement or the offering contemplated hereunder. Notwithstanding the foregoing, if and when the sale of the Notes is consummated, the Initial Purchasers will reimburse the Company for certain of the Company’s expenses in connection with the transactions contemplated by this Agreement in an amount of $910,000.
     12. Notices. Notices given pursuant to this Agreement shall be in writing and shall be delivered (a) if to the Company, at 515 W. Greens Road, Suite 1200, Houston, Texas 77067, Attention: Chief Financial Officer, or (b) if to the Guarantor, Mintflower Place, 8 Par-La-Ville Road, Hamilton, HM08, Bermuda, or (c) if to the Initial Purchasers, to Citigroup Global Markets Inc., 388 Greenwich Street, New York, NY 10013, Attention: General Counsel and UBS Securities LLC at its offices at 677 Washington Boulevard, Stamford CT 06901, Attn: Fixed Income Syndicate, or in any case to such other address as the person to be notified may have requested in writing.
     13. Successors. This Agreement is made solely for the benefit of the Initial Purchasers, the Company, the Guarantor, their respective directors and officers and other controlling persons referred to in Section 8 hereof, and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. The term “successors and assigns” as used in this Agreement shall not include a purchaser from the Initial Purchasers of any of the Securities in its status as such purchaser.

     14. Partial Unenforceability. If any section, paragraph or provision of this Agreement is for any reason determined to be invalid or unenforceable, such determination shall not affect the validity or enforceability of any other section, paragraph or provision hereof.
     15. Counterparts. This Agreement may be signed (including by facsimile) in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
     16. Applicable Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.
     17. No Fiduciary Duty. The Company and Guarantor hereby acknowledge that (a) the purchase and sale of the Securities pursuant to this Agreement is an arm’s-length commercial transaction between the Company and the Guarantor, on the one hand, and the Initial Purchasers and any affiliate through which they may be acting, on the other, (b) the Initial Purchasers are acting as principal and not as an agent or fiduciary of the Company or the Guarantor and (c) the Company’s engagement of the Initial Purchasers in connection with the offering and the process leading up to the offering is as independent contractors and not in any other capacity. Furthermore, the Company and the Guarantor agree that they are solely responsible for making their own judgments in connection with the offering (irrespective of whether any of the Initial Purchasers has advised or is currently advising the Company or the Guarantor on related or other matters). The Company and the Guarantor agree that they will not claim that the Initial Purchasers have rendered advisory services of any nature or respect, or owe an agency, fiduciary or similar duty to the Company or the Guarantor, in connection with such transaction or the process leading thereto.
     18. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.

Very truly yours, NABORS INDUSTRIES LTD.
By:	/s/ Mark D. Andrews
	Name:	Mark D. Andrews
CORPORATE SECRETARY

NABORS INDUSTRIES, INC.
By:	/s/ Clark Wood
	Name:	Clark Wood
	Title:	Controller

Accepted as of the date hereof: CITIGROUP GLOBAL MARKETS INC.
By:	/s/ Brian Bednarski
	Name:	Brian Bednarski
	Title:	Managing Director

UBS SECURITIES LLC
By:	/s/ Scott Whitney
	Name:	Scott Whitney
	Title:	Managing Director UBS Securities LLC

By:	/s/ Matthew Baldwin
	Name:	Matthew Baldwin
	Title:	Associate Director Debt Capital Markets UBS Securities LLC

Signature Page to Purchase Agreement

SCHEDULE I
Pricing Supplement dated September 9, 2010

Initial Purchasers:	UBS Securities LLC
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
Mizuho Securities USA Inc.
Banc of America Securities LLC
Morgan Stanley & Co. Incorporated
HSBC Securities (USA) Inc.
PNC Capital Markets LLC
Scotia Capital (USA) Inc.
Amount:	$700,000,000
Security Offered:	Senior Unsecured Notes
Issuer:	Nabors Industries, Inc.
Guarantor:	Nabors Industries Ltd.

Coupon:	5.000%
Price to Investor:	99.564%
Purchase Price:	98.914%
Bond Denomination:	$2,000 and in integral multiples of $1,000 in excess thereof.

Maturity:	September 15, 2020
Yield to Maturity:	5.056%

Call Feature:	Make-whole call @ T + 37.5 bps

Put:	Offer to purchase by the Issuer if a Change of Control Triggering Event
occurs (as defined in the Indenture)

1st Coupon:	March 15, 2011

Coupon Payment Dates:	March 15 and September 15

Gross Spread (%)	0.650%

Rating:	Baa2 (Negative) from Moody’s Investors Service, Inc.
BBB (Stable) from Standard & Poor’s Ratings Services
BBB+ (Negative) from Fitch Inc.

Offering Status:	Rule 144A/Regulation S (with registration rights)

CUSIPS:	Rule 144A: 629568 AU0
Regulation S: U6295Y AC7
Exchange: 629568 AV8

ISIN:	Rule 144A: US629568AU04
Regulation S: USU6295YAC76
Exchange: US629568AV86

Trade Date:	September 9, 2010

Settlement Date:	September 14, 2009

Contingent Interest:	No
     In addition:
•	As of June 30, 2010, after giving effect to the offering contemplated by this offering memorandum, Nabors’ consolidated total indebtedness would have been approximately $4.4 billion in debt outstanding, resulting in a gross funded debt to capital ratio of 0.43:1 and a net funded debt to capital ratio of 0.37:1

•	Our (i) cash and cash equivalents, and short-term and long-term investments and other receivables, (ii) total long-term debt, (iii) total capitalization and (iv) total short-term and long-term debt, net of cash and cash equivalents, short-term and long-term investments and other receivables, each as of June 30, 2010 as adjusted to give effect to this offering of the notes and the application of the net proceeds thereof would be $1,073 million, $3,065 million, $9,639 million and $3,337 million, respectively.

•	The net proceeds from the offering, after deducting estimated offering commissions and expenses payable by us, are expected to be $686.2 million. We plan to use the proceeds to repay a borrowing in the amount of $600 million under our Revolving Credit Facility incurred to fund the purchase of the Superior Common Stock. To the extent that any portion of the proceeds is not used to repay such indebtedness, we intend to use such proceeds for general corporate purposes. Until the net proceeds are applied for these purposes, we may invest them in cash equivalents or other short-term investments. Certain of the Initial Purchasers or their affiliates are parties to the Revolving Credit Facility and will receive a portion of the net proceeds of the notes offering as a result of any repayment of the Revolving Credit Facility.
     Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
     The senior notes have not been registered under the Securities Act. The notes may not be offered or sold within the United States or to U.S. persons except to qualified institutional buyers in reliance on the exemption from registration provided by Rule 144A and to certain non-U.S. persons in offshore transactions in reliance on Regulation S. You are hereby notified that sellers of the notes may be relying on the exemption from the provisions of Section 5 of the Securities Act provided by Rule 144A. You may obtain a copy of the preliminary Offering Memorandum and the Final Offering memorandum (when available) for this transaction by calling your UBS Securities LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Mizuho Securities USA Inc., Bane of

America Securities LLC, Morgan Stanley & Co. Incorporated, HSBC Securities (USA) Inc., PNC Capital Markets LLC, or Scotia Capital (USA) Inc. sales representatives to request it.

SCHEDULE A

Principal Amount of
Initial Purchasers	Notes to be Purchased
UBS Securities LLC	$112,000,000
Citigroup Global Markets Inc.	$112,000,000
Deutsche Bank Securities Inc.	$112,000,000
Mizuho Securities USA Inc.	$112,000,000
Bane of America Securities LLC	$73,500,000
Morgan Stanley & Co. Incorporated	$73,500,000
HSBC Securities (USA) Inc.	$35,000,000
PNC Capital Markets LLC	$35,000,000
Scotia Capital (USA) Inc.	$35,000,000

Total	$700,000,000